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CUSIP NO. 71715B 40 9                 13D                    PAGE 1 OF 11 PAGES
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                              Pharmion Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
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                         (Title of Class of Securities)


                                    71715B409
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                                 (CUSIP Number)

                              Louis S. Citron, Esq.
                            New Enterprise Associates
                    1119 St. Paul Street, Baltimore, MD 21202
                                 (410)246-2927
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 11, 2007
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE
 NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
                                    NUMBER.
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CUSIP NO. 71715B 40 9                 13D                    PAGE 2 OF 11 PAGES
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                                  Schedule 13D

Item 1.    Security and Issuer.
           -------------------

     This statement relates to the Common Stock, $.001 par value (the "Shares") of Pharmion Corporation (the "Issuer") having its principal executive office at 2525 28th Street, Boulder, Colorado 80301.

Item 2.    Identity and Background.
           -----------------------

     This statement is being filed by New Enterprise Associates 10, Limited Partnership ("NEA 10"), NEA Partners 10, Limited Partnership ("NEA Partners 10"), which is the sole general partner of NEA 10, and, Stewart Alsop II, ("Alsop"), Michael James Barrett ("Barrett"), Peter J. Barris ("Barris"), C. Richard Kramlich ("Kramlich"), Peter T. Morris ("Morris"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor"), (collectively, the "General Partners"). The General Partners are the individual general partners of NEA Partners 10. NEA 10, NEA Partners 10 and the General Partners are sometimes referred to collectively herein as the "Reporting Persons."

     The address of the principal business office of NEA 10, NEA Partners 10, Barrett, Barris, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202. The address of the principal business office of Alsop, Kramlich, Morris, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

     The principal business of NEA 10 is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of NEA Partners 10 is to act as the sole general partner of NEA 10. The principal business of each of the General Partners is to act as a general partner of NEA Partners 10 and a number of affiliated partnerships with similar businesses.

     During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Each of NEA 10 and NEA Partners 10 is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 3.    Source and Amount of Funds or Other Consideration.
           -------------------------------------------------

     Not applicable.

Item 4.    Purpose of Transaction.
           ----------------------

     Not applicable.

Item 5.    Interest in Securities of the Issuer.
           ------------------------------------

     As of December 11, 2007, each Reporting Person has ceased to own beneficially five percent (5%) or more of the Issuer's outstanding Common Stock.

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CUSIP NO. 71715B 40 9                 13D                    PAGE 3 OF 11 PAGES
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Item 6.    Contracts, Arrangements, Undertakings or Relationships with Respect
           -------------------------------------------------------------------
           to Securities of the Issuer.
           ---------------------------

     Not applicable.

Item 7.    Material to be Filed as Exhibits.
           --------------------------------

           Exhibit 1 - Agreement regarding filing of joint Schedule 13D.

           Exhibit 2 - Powers of Attorney regarding Schedule 13D filings.




















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CUSIP NO. 71715B 40 9                 13D                    PAGE 4 OF 11 PAGES
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                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    December __, 2007


                                   NEW ENTERPRISE ASSOCIATES 10,
                                   LIMITED PARTNERSHIP

                                   By: NEA PARTNERS 10, LIMITED PARTNERSHIP General Partner


                                            By:            *
                                            ------------------------------------
                                            Eugene A. Trainor, III
                                            General Partner


                                   NEA PARTNERS 10, LIMITED PARTNERSHIP


                                            By:            *
                                            ------------------------------------
                                            Eugene A. Trainor, III
                                            General Partner


                                            *
                                   ----------------------------------
                                   Stewart Alsop II


                                            *
                                   ----------------------------------
                                   Michael James Barrett


                                            *
                                   ----------------------------------
                                   Peter J. Barris


                                            *
                                   ----------------------------------
                                   C. Richard Kramlich


                                            *
                                   ----------------------------------
                                   Peter T. Morris


                                            *
                                   ----------------------------------
                                   Charles W. Newhall III


                               Page 4 of 11 pages
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CUSIP NO. 71715B 40 9                 13D                    PAGE 5 OF 11 PAGES
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                                            *
                                   ----------------------------------
                                   Mark W. Perry


                                            *
                                   ----------------------------------
                                   Scott D. Sandell


                                            *
                                   ----------------------------------
                                   Eugene A. Trainor III



By: */s/ Louis S. Citron
    -----------------------------------
    Louis S. Citron
    As attorney-in-fact



     This Schedule 13D was executed by Louis S. Citron pursuant to Powers of Attorney, filed with the Securities and Exchange Commission on October 8, 2004, and said Powers of Attorney is incorporated herein by reference, a copy of which is attached as Exhibit 2.



                               Page 5 of 11 pages
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CUSIP NO. 71715B 40 9                 13D                    PAGE 6 OF 11 PAGES
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                                                                       EXHIBIT 1
                                                                       ---------
                                    AGREEMENT

           Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Pharmion Corporation.

           EXECUTED this __th day of December, 2007.

NEW ENTERPRISE ASSOCIATES 10,
LIMITED PARTNERSHIP

By:      NEA PARTNERS 10, LIMITED PARTNERSHIP
         General Partner

         By:             *
         ------------------------------------
         Eugene A. Trainor, III
         General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP

         By:             *
         ------------------------------------
         Eugene A. Trainor, III
         General Partner


         *
----------------------------------
Stewart Alsop II


         *
----------------------------------
Michael James Barrett


         *
----------------------------------
Peter J. Barris


         *
----------------------------------
C. Richard Kramlich


         *
----------------------------------
Peter T. Morris


                               Page 6 of 11 pages
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CUSIP NO. 71715B 40 9                 13D                    PAGE 7 OF 11 PAGES
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         *
----------------------------------
Charles W. Newhall III


         *
----------------------------------
Mark W. Perry


         *
----------------------------------
Scott D. Sandell


         *
----------------------------------
Eugene A. Trainor III



                                             */s/ Louis S. Citron
                                             -----------------------------------
                                             Louis S. Citron
                                             As attorney-in-fact



     This Agreement to file Amendment No. 2 to Schedule 13D was executed by Louis S. Citron on behalf of the individuals listed above pursuant to a Powers of Attorney which was filed with the Securities and Exchange Commission on October 8, 2004, and said Powers of Attorney is incorporated herein by reference, a copy of which is attached as Exhibit 2.












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CUSIP NO. 71715B 40 9                 13D                    PAGE 8 OF 11 PAGES
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                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2001.

                                                /s/ Stewart Alsop II
                                                --------------------------------
                                                Stewart Alsop II


                                                /s/ Peter J. Barris
                                                --------------------------------
                                                Peter J. Barris


                                                /s/ Nancy L. Dorman
                                                --------------------------------
                                                Nancy L. Dorman


                                                /s/ Ronald Kase
                                                --------------------------------
                                                Ronald Kase


                                                /s/ C. Richard Kramlich
                                                --------------------------------
                                                C. Richard Kramlich


                                                /s/ Arthur J. Marks
                                                --------------------------------
                                                Arthur J. Marks


                                                /s/ Thomas C. McConnell
                                                --------------------------------
                                                Thomas C. McConnell


                                                /s/ Peter T. Morris
                                                --------------------------------
                                                Peter T. Morris


                               Page 8 of 11 pages
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CUSIP NO. 71715B 40 9                 13D                    PAGE 9 OF 11 PAGES
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                                                /s/ John M. Nehra
                                                --------------------------------
                                                John M. Nehra


                                                /s/ Charles W. Newhall III
                                                --------------------------------
                                                Charles W. Newhall III


                                                /s/ Mark W. Perry
                                                --------------------------------
                                                Mark W. Perry


                                                /s/ Scott D. Sandell
                                                --------------------------------
                                                Scott D. Sandell
























                               Page 9 of 11 pages
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CUSIP NO. 71715B 40 9                 13D                    PAGE 10 OF 11 PAGES
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                                POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 19th day of October, 2001.




                                                /s/ Michael James Barrett
                                                --------------------------------
                                                Michael James Barrett


















                               Page 10 of 11 pages
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CUSIP NO. 71715B 40 9                 13D                    PAGE 11 OF 11 PAGES
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                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III and Louis S. Citron, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 21st day of April, 2002.


                                                /s/ Eugene A. Trainor III
                                                --------------------------------
                                                Eugene A. Trainor III







                               Page 11 of 11 pages